Exhibit 16.1






January 19, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Internet Commerce Corporation's Form 8-K dated January 13, 2005, and have the following comments:

1. We agree with the statements made in the first, second and third paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP